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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DG FASTCHANNEL, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of DG FastChannel, Inc. (the "Company"), which will be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, May 27, 2010 at 10:00 a.m. local time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

        It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by phone, via the internet, or by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope at your earliest convenience.

        On behalf of the Board of Directors, I would like to express our appreciation of your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Omar A. Choucair Secretary

DG FASTCHANNEL, INC.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039

Notice of Annual Meeting of Stockholders
to be held May 27, 2010

        The Annual Meeting of Stockholders (the "Annual Meeting") of DG FastChannel, Inc. (the "Company") will be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, May 27, 2010 at 10:00 a.m. local time for the following purposes:

  1.
  To elect two directors to serve for three-year terms or until his or her successor has been duly elected and qualified; and

  2.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of such stockholders will be available at the Annual Meeting and at least ten days prior to the Annual Meeting during normal business hours at the Company's headquarters located at 750 W. John Carpenter Freeway, Suite 700, Irving, Texas 75039 for examination by any stockholder.

        Whether or not you plan to attend the Annual Meeting, please promptly give your proxy by telephone, via the Internet, or by dating, executing and returning the enclosed proxy card to the Company in the enclosed addressed and stamped envelope. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 27, 2010. Our Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors,

Omar A. Choucair Secretary

 DG FASTCHANNEL, INC.
750 W. John Carpenter Freeway, Suite 700
Irving, Texas 75039
972-581-2000

 PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2010

        These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of DG FastChannel, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, on Thursday, May 27, 2010, at 10:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"). Shares represented by proxies given by telephone, via the Internet or by proxy card in the form enclosed will be voted at the Annual Meeting if the proxy is properly given to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by timely executing and delivering, by mail, Internet, telephone or in person a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. These proxy materials are first being furnished to stockholders on or about April 15, 2010.

PURPOSE OF MEETING

        At the Annual Meeting, stockholders will be asked to consider a proposal to elect two directors to serve for three-year terms or until his or her successor has been duly elected and qualified. The Board of Directors recommends that stockholders vote "FOR" the nominees for director.

 VOTING RIGHTS AND SOLICITATION OF PROXIES

        The Company's common stock, $0.001 par value (the "Common Stock"), is the only type of security whose holders are entitled to vote at the Annual Meeting. On April 1, 2010, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 24,694,887 shares of Common Stock outstanding. Each stockholder of record is entitled to one vote for each share of Common Stock held by such stockholder on April 1, 2010.

Quorum Required

        The Company's Bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

        Directors are elected by a plurality of the affirmative votes cast by holders of those shares present in person or represented by proxy at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total.

Proxies

        Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return your proxy by mail, telephone or via the Internet, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted "FOR" the nominees of the Board of Directors and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering, by mail, Internet, telephone or in person, a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders.

        Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

 PROPOSAL ONE: ELECTION OF DIRECTORS

        The Company currently has eight directors, divided into three classes. The term of one class of directors expires each year. The persons whose names are listed below have been nominated for election as director by the Board of Directors. A nominee, if elected, will serve until the Annual Meeting in 2013 or until his or her successor has been elected and qualified.

        The Board of Directors' nominees for election as directors for three-year terms expiring at the Company's Annual Meeting in 2013 are as follows:

Name	Age	Title(s)
Scott K. Ginsburg(1)	57	Chief Executive Officer and Chairman of the Board
Neil H. Nguyen(1)	36	President and Chief Operating Officer and Director

(1)
Member of the Executive Committee

        Scott K. Ginsburg joined the Company in December 1998 as Chairman of the Board. Mr. Ginsburg assumed the additional role of Chief Executive Officer in November 2003. From 1971 until 1975, Mr. Ginsburg worked in the U.S. Congress for two Iowa Congressmen. From 1975 until 1981, Mr. Ginsburg worked in a professional capacity of Staff Director and later as Staff Director and General Counsel of the U.S. Senate Labor's Subcommittee on Employment, Poverty and Migratory Labor. He also worked for the U.S. Senate Subcommittee on Social Security and Medicare. Then, in the early 1980's, Mr. Ginsburg turned to private industry and, in 1983, founded radio broadcasting concern Statewide Broadcasting. In 1987, Mr. Ginsburg co-founded H & G Communications. In 1988, Mr. Ginsburg established Evergreen Media Corporation, and took the company public in 1993. He served as Chairman of the Board and Chief Executive Officer at Evergreen. In 1997, Evergreen Media Corporation merged with Chancellor Broadcasting to form Chancellor Media Corporation. Mr. Ginsburg served as Chancellor's Chief Executive Officer and a Director. From 1987 until 1998, the radio group headed by Mr. Ginsburg moved from the 25th ranked radio group to become the top billing radio group in the United States. Separately, Mr. Ginsburg founded the Boardwalk Auto Group in Dallas in 1998. Between 1998 and 2005, Porsche, Audi, Volkswagen, Ferrari, Maserati and Lamborghini were put into the dealership group. In 2009, the Boardwalk Auto Group acquired the Ferrari and Maserati dealership in San Francisco. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from Georgetown University Law Center in 1978.

        Mr. Ginsburg's qualifications to serve on our Board of Directors include:

  •
  service as the Chairman of the Board and Chief Executive Officer of Chancellor Media Corporation, AMFM, Inc. and Evergreen Media, which provides the Board a broad perspective of someone with all facets of a global media enterprise, including direct responsibility for strategic planning and operations and corporate governance items;

  •
  extensive knowledge and experience of the advertising and media industry and its participants, as well as a deep understanding of operations in political and regulatory environments;

  •
  vast expertise in corporate strategy development, mergers and acquisitions proficiency, and organizational acumen;

  •
  valuable financial expertise, including extensive experience with capital market transactions and both equity and debt capital raises;

  •
  experience leading and directing large media businesses, which informs his judgment and risk assessment as a board member; and

  •
  background as a attorney, and his previous role in government and as founder and sole-proprietor of several auto dealerships, provides a unique perspective to the Board.

        Neil H. Nguyen joined the Company as Executive Vice President of Sales and Operations in March 2005. In 2009 he was promoted to President and Chief Operating Officer. In December 2009, he was appointed as a member of the Board of Directors. Prior to joining the Company, from 1998 to 2002, Mr. Nguyen served as President of Point.360's MultiMedia Group and also served in various senior management roles at FastChannel Network including Executive Vice President, Strategic Planning and Vice President Global Sales and Business Development from 2003 to 2005. Mr. Nguyen received a B.S. from California State University, Northridge.

        Mr. Nguyen's qualifications to serve on our Board of Directors include:

  •
  broad sales and marketing experience with a various media companies, as well as his executive leadership and management experience;

  •
  extensive knowledge and experience of the advertising and media industry and its participants, as well as a deep understanding of operations in the advertising industry; and

  •
  day to day leadership as current President and Chief Operating Officer of the Company provides him with intimate knowledge of our operations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.

Directors Continuing in Office

Name	Age	Title(s)	Expiration of Term as Director
Omar A. Choucair(1)	48	Chief Financial Officer and Director	2012
William Donner(2)	57	Director	2011
Lisa C. Gallagher(3)	53	Director	2012
Kevin C. Howe(2)(3)	61	Director	2011
David M. Kantor(3)	53	Director	2012
Anthony J. LeVecchio(2)	63	Director	2011

(1)
Member of the Executive Committee

(2)
Member of the Audit Committee

(3)
Member of the Compensation Committee

        Omar A. Choucair joined the Company as Chief Financial Officer in July 1999 and has been a member of the Board of Directors of the Company since November 2000. Prior to joining the Company, Mr. Choucair served as Vice President of Finance for AMFM, Inc. (formerly Chancellor Media Corporation) and served as Vice President of Finance for Evergreen Media Corporation before it was acquired by Chancellor Media Corporation in 1997. Prior to entering the media industry, Mr. Choucair was a Senior Manager at KPMG LLP, where he specialized in media and telecommunications clients. Mr. Choucair received a B.B.A. from Baylor University.

        Mr. Choucair's qualifications to serve on our Board of Directors include:

  •
  extensive experience with public and financial accounting matters for complex business organizations, including over ten years of experience with KPMG LLP;

  •
  extensive knowledge and experience of the advertising and media industry and its participants;

  •
  valuable financial expertise, including extensive experience with capital market transactions and both equity and debt capital raises; and

  •
  service in executive finance roles of Chancellor Media Corporation, AMFM, Inc. and Evergreen Media, which provides the Board a perspective of someone with all facets of a broad media enterprise, including direct responsibility for financial and accounting issues.

        William Donner has been a member of the Board of Directors of the Company since May 2006 after having served as a director of FastChannel Network, Inc. Since 2004, Mr. Donner has served as CEO of MedCommons, a personal health record storage and transport company. In the early 1980s, Mr. Donner built and ran Precision Business Systems, a Wall Street based systems integrator. Precision Business Systems was sold to Bank of America in 1988 and subsequently, a division was sold to Reuters, PLC, where Mr. Donner ran the Reuters Dealing 2001 and 2002 Trading Services. In 1994, Mr. Donner was named Chief Architect of Reuters where he ran the central research group. Mr. Donner joined the Greenhouse Group, Reuters' corporate venture capital arm, in 1996. In 1999, Mr. Donner joined Fenway Partners, a private equity fund, where he led the technology investment group. Mr. Donner holds a B.S.E.E. from Massachusetts Institute of Technology.

        Mr. Donner's qualifications to serve on our Board of Directors include:

  •
  experience as a Chief Executive of MedCommons and founder of a software systems integrator, provide him unique insights into the Company's challenges, opportunities and operations;

  •
  previous experience serving on private company boards and membership of board committees, resulting in familiarity with corporate and board functions; and

  •
  training as an engineer and former Chief Architect of Reuters, providing him with a deep technological and financial expertise about the Company's products and current technology, as well as about anticipated future technological needs of the Company and the industry.

        Lisa C. Gallagher has been a member of the Board of Directors of the Company since May 2006 after having served first as a director, and most recently as Chairman of the Board of Directors, of FastChannel Network, Inc. since 2002. Since 2003, Ms. Gallagher has served as the Senior Vice President and Chief Operating Officer of Hawtan Leathers, a privately held international manufacturer of specialty leathers for the garment industry. She previously spent over 20 years as both a commercial as well as investment banker specializing in media transactions. She started her banking career in the early 1980s at the Bank of Boston and in 1997 moved to its investment bank, BancBoston Securities as Managing Director to run their Media & Communications Group. In 1998 she became Managing Director and Group head of the Internet/Media Convergence Group of Robertson Stephens, a leading high technology investment banking firm, upon the BancBoston Securities acquisition of Robertson Stephens. After leaving Robertson Stephens in 2001, she worked for Remy Capital Partners, a small investment banking boutique, before joining Hawtan Leathers. Ms. Gallagher holds a B.A. from Mount Holyoke College and an M.B.A. from the Simmons Graduate School of Management in Boston.

        Ms. Gallagher's qualifications to serve on our Board of Directors include:

  •
  possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies;

  •
  strong investment banking background with extensive knowledge and experience of over 20 years working in the media industry and its related participants;

  •
  previous experience serving on private company boards and membership of board committees, resulting in familiarity with corporate and board functions; and

  •
  day to day leadership, as current Chief Operating Officer of Hawtan Leathers, provides her with valuable knowledge of operations and business challenges.

        Kevin C. Howe has been a member of the Board of Directors of the Company since February 2001. Since 1999, he has been the Managing Partner of Mercury Ventures. Mercury Ventures manages seven different funds that invest in emerging technology companies that focus on Internet applications. Mr. Howe served on the board of The Sage Group, plc. which is traded on the London Stock Exchange from 1991 to 2005. Mr. Howe also sits on the boards of two privately held technology firms. In 1985, he co-founded DacEasy, an early leader in packaged application software. In 1987, Mr. Howe led the sale of DacEasy to Insilco (a Fortune 500 company). In 1991, Mr. Howe led the carve-out of DacEasy from Insilco and subsequent sale to The Sage Group, plc. which had market capitalization of over $7 billion. He was Chief Executive Officer of the US operations of The Sage Group, plc. responsible for operations and acquisitions until 1999. In 1993, Mr. Howe also co-founded Martin Howe Associates, which was an early leader in the merchant credit card processing industry and a pioneer in wireless solutions. The company was sold in 1997 to PMT Services, Inc., a Nasdaq listed company. Mr. Howe received his MBA from Southern Methodist University in 1976.

        Mr. Howe's qualifications to serve on our Board of Directors include:

  •
  valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies;

  •
  experience as a director of a UK-based, international technology company provides the board with a global perspective;

  •
  experience as a former Chief Executive Officer of a large software company and in depth management experience at premier global technology companies helps the Board address the challenges the Company faces due to constant changes in IT capabilities and communications; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as senior independent director of all boards on which he serves, make him an effective chairman of the Board's Compensation Committee.

        David M. Kantor has been a member of the Board of Directors of the Company since August 1999. Since 2003, Mr. Kantor has been Vice Chairperson and Chief Executive Officer of Reach Media, a company that develops, acquires and partners in quality media and marketing opportunities targeting the African-American population. Formerly, he was Senior Vice President for Network Operations of AMFM, Inc. (formerly Chancellor Media Corporation) and President of ABC Radio Network, having previously served as Executive Vice President. Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. Mr. Kantor holds a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

        Mr. Kantor's qualifications to serve on our Board of Directors include:

  •
  service in the Senior Vice President for Network Operations role at Chancellor Media Corporation, AMFM, Inc. and Evergreen Media, which provides the Board a broad perspective of someone with all facets of a large media enterprise, including direct responsibility for sales and marketing, corporate strategy development and operating issues;

  •
  service as the President of ABC Radio Network, which provides the board a broad perspective of someone with all facets of a large media enterprise, including direct responsibility for strategic operations and financial matters;

  •
  day to day leadership, as current Chief Executive Officer of Reach Media, provides him with intimate knowledge of advertising and media operations and media industry challenges; and

  •
  extensive knowledge and experience of the advertising and media industry and its participants, as well as a deep understanding of operations in regulatory environments.

        Anthony J. LeVecchio has been a member of the Board of Directors of the Company since August 2004. Since its formation in 1988, he has been the President of The James Group, a general business consulting firm that has advised clients across a range of high-tech industries. Prior to forming The James Group in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest, Inc., a regional healthcare system. He currently serves on the Board of Directors of Microtune, Inc., a company that is listed on the Nasdaq Global Market, and serves as the Chairman of its Audit Committee. He currently serves on the Board of Directors of Ascendent Solutions, Inc., a company that is tracked on the OTC Bulletin Board and serves as the Chairman of its Audit Committee. He also serves on the Board of Directors of Viewpoint Financial Group, a Plano, Texas based bank holding group traded on the Nasdaq Global Select Market and is on their audit and compensation committees.

        Mr. LeVecchio's qualifications to serve on our Board of Directors include:

  •
  extensive experience serving on public company boards and membership of board committees, resulting in familiarity with corporate and board functions;

  •
  extensive experience with public and financial accounting matters for complex business organizations;

  •
  service in the Chief Financial Officer role for VHA Southwest, which provides the Board a perspective of someone with all facets of a broad enterprise, including direct responsibility for financial and accounting issues; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as senior independent director of other boards on which he serves, make him an effective chairman of the Board's Audit Committee.

Corporate Governance

  Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher is independent from our management, and is an "independent director" as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

  Board Leadership Structure

        The Board of Directors has the necessary flexibility to determine whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. Ginsburg serve as both the Chairman of the Board and Chief Executive Officer. Mr. Ginsburg's combined role as Chairman and Chief Executive Officer enhances the unified leadership and direction of the Board and executive management. Furthermore, given the size of the Company, this structure allows for a single, concise focus for the executive management to execute the Company's strategic initiatives and business plans.

        Mr. Ginsburg has served as both the Chairman of the Board and Chief Executive Officer of the Company since 2003 and Chairman of the Board since 1998. Mr. Ginsburg has been at the forefront of the media content distribution industry and his record of innovation, achievement, and leadership speaks for itself. Under Mr. Ginsburg's leadership, our Company has grown rapidly in terms of revenue, market capitalization, and customer base. The Board of Directors believes that our stockholders have been well served by having Mr. Ginsburg act as both Chairman and Chief Executive Officer.

        The Board of Directors is comprised of independent, active and engaged directors. The Board of Directors and its committees tightly oversee the effectiveness of the management policies and decisions. Each of the Board's committees is comprised entirely of independent directors. As a result, independent directors directly oversee such critical matters as the integrity of the Company's financial statements, the compensation of the executive management, including Mr. Ginsburg's compensation, the selection and evaluation of directors, and the development and implementation of corporate programs.

        Additionally, the Board of Directors believes the Company's Corporate Governance Guidelines, which are available on the Company's website, help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain the Company's commitment to the highest quality corporate governance. We do not have a lead independent director. The Board of Directors believes the Company and its stockholders have been and continue to be well served by having Mr. Ginsburg serve as both Chairman of the Board and Chief Executive Officer.

  Risk Oversight

        Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. Risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company's internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy.

  Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of the Company's Code of Business Conduct and Ethics is available on its website at www.dgfastchannel.com by clicking first on "Who We Are," then on "Careers & Ethics." The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing.

  Communications with the Board of Directors

        Stockholders may communicate with the Board of Directors by writing to the Board in care of the Company's Secretary, DG FastChannel, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company's Secretary. In accordance with the Board's instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to our business, industry, management or Board or committee matters. In addition, the Secretary will make all communications available to each member of the Board at the Board's next regularly scheduled meeting.

Board Committees

        The Board of Directors of the Company has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. None of the directors who serve as members of the Audit Committee or the Compensation Committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors.

  Audit Committee

        The Audit Committee operates under an Amended and Restated Charter of the Audit Committee adopted by the Company's Board of Directors, a copy of which was attached as Appendix A to the Company's 2007 Proxy Statement.

        The Audit Committee's functions include:

  •
  engaging independent auditors and determining their compensation;

  •
  making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls, and all other significant findings during the audit;

  •
  meeting at least quarterly with the Company's management and auditors to discuss internal accounting and financial controls, as well as results of operations reviews performed by the auditors;

  •
  determining the scope of and authorizing or approving any permitted nonaudit services provided by the independent auditors and the compensation for those services; and

  •
  initiating and supervising any special investigation it deems necessary regarding the Company's accounting and financial policies and controls.

        The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Company believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the Securities and Exchange Commission (the "SEC") and under the Nasdaq Marketplace Rules.

        In accordance with the rules and regulations of the SEC, the preceding paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general incorporation by reference of this section into any other filed document.

        Messrs. LeVecchio (Chairman), Donner and Howe are the current members of the Audit Committee. The Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. LeVecchio, the Chairman of the Audit Committee, is the sole "audit committee financial expert" on the Audit Committee.

  Compensation Committee

        The Compensation Committee's functions include:

  •
  establishing and administering the Company's compensation policies;

  •
  determining, or recommending to the Board, the compensation of the Company's executive officers;

  •
  administering the Company's equity compensation plans; and

  •
  overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company's officers.

        See "Executive Compensation—Compensation Committee Report" below. Messrs. Howe (Chairman) and Kantor and Ms. Gallagher are the current members of the Compensation Committee. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq Marketplace Rules.

  Executive Committee

        The Executive Committee was established in January 2001. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board of Directors. Messrs. Ginsburg, Nguyen, and Choucair are the current members of the Executive Committee.

Attendance at Meetings of the Board of Directors and Committees

        During 2009, the Board of Directors held five meetings. The Audit Committee held six meetings during 2009, and the Compensation Committee held three meetings during 2009. All persons who were directors during 2009 attended at least 75% of the total of the Board meetings and the meetings of committees on which they served that were held while such person served as a director.

Attendance at Annual Meetings

        The Company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on May 11, 2009.

Nominations to the Board of Directors

        The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of its relatively small size, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company's independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board's selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a "nominating committee" for the purpose of the disclosures in this section.

        With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

        The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the Board, and for selecting the management nominees for the directors to be elected by the Company's stockholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

  •
  an individual's business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

  •
  the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

  •
  regarding any individual who has served as a director of the Company, his past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his overall contributions to the Board and the Company.

        The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors' and officers' questionnaires and background and reference checks, and will then interview qualified candidates. The Company's other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

        The independent directors will consider qualified nominees recommended by stockholders, who may submit recommendations to the independent directors in care of the Company's Board of Directors through a written notice as described under "—Corporate Governance—Communications with the Board of Directors" above. To be considered by the independent directors, a stockholder nomination for election at the 2010 annual meeting (1) must be submitted by December 4, 2009, (2) must contain a statement by the stockholder that such stockholder holds, and has continuously held for at least a year before the nomination, at least $2,000 in market value or 1% of the shares of Common Stock and that such stockholder will continue to hold at least that number of shares through the date of the annual meeting of stockholders, and (3) must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by the Company's stockholders will be evaluated in the same manner as any other nominee for director.

Director Compensation Policy

        Messrs. Ginsburg and Choucair, our Chairman and Chief Executive Officer, and Chief Financial Officer and Director, respectively, are not paid any fees or other compensation for services as a member of our Board of Directors or of any committee of our Board of Directors.

        The non-employee members of our Board of Directors receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of our Board of Directors and the committees thereof. The Company pays its directors an annual cash retainer of $12,000 plus $1,500 per Board of Directors meeting attended, plus $1,500 per meeting of each committee or special assignments of the Board of Directors. Mr. LeVecchio is paid an additional $13,000 annual cash retainer as Chairman of the Audit Committee.

        Members of our Board of Directors are also eligible to receive grants of equity awards both upon joining the Board of Directors and on an annual basis in line with recommendations by the Compensation Committee. Grants of restricted stock in each of 2009, 2008 and 2007 were granted to our non-employee directors under our 2006 Plan, and vest ratably over three years.

Section 16(a) Beneficial Ownership Reporting Compliance

        The members of the Board of Directors, the officers of the Company and persons who hold more than 10% of the Company's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2009 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representation received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2009 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its officers, Board members and greater than 10% shareholders at all times during the 2009 fiscal year.

Other Information

        In September 1999, a civil lawsuit was filed by the SEC in the United States District Court for the Southern District of Florida against Scott K. Ginsburg, the Chairman of the Board of the Company, his brother and his father. The lawsuit alleged that Mr. Ginsburg had violated the insider trading provisions of the federal securities laws by communicating material, non-public information to his brother in 1996 regarding the securities of EZ Communications, Inc. ("EZ") and in 1997 regarding the securities of Katz Media, Inc. ("Katz"). The lawsuit further alleged that Mr. Ginsburg's father and brother, relying upon the information allegedly furnished by Mr. Ginsburg, purchased securities in EZ and Katz, and subsequently profited from the sale of such securities.

        In April 2002, a jury found that Mr. Ginsburg did make these communications, known as "tipping," and therefore concluded that he had violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder. In July 2002, the United States District Court imposed a $1,000,000 civil penalty against Mr. Ginsburg.

        Mr. Ginsburg filed a motion asking the Court to set aside its ruling and the verdict of the jury. On December 19, 2002, the United States District Court granted Mr. Ginsburg's motion for judgment notwithstanding the verdict. The Court overturned the jury verdict in its entirety and set aside the civil penalty.

        On February 13, 2003, the SEC filed a Notice of Appeal, seeking to reverse the Court's decision and challenging the Court's earlier refusal to impose an injunction against Mr. Ginsburg. In March 19, 2004 a decision of a three-judge panel of the Eleventh Circuit U.S. Court of Appeals reversed the decision by the U.S. District Court for the Southern District of Florida on December 19, 2002. The Court of Appeals (i) reinstated the jury verdict that Mr. Ginsburg had, in matters unrelated to the Company, violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder, (ii) reinstated a $1 million civil penalty against Mr. Ginsburg and (iii) remanded the case to the District Court with instructions to enjoin Mr. Ginsburg from violations of the federal securities laws and regulations. The Court of Appeals did not bar Mr. Ginsburg from serving as an officer or director of a public company and the Company's Board immediately and unanimously moved to affirm Mr. Ginsburg in his capacity as Chairman of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

        The following table sets forth the beneficial ownership of our common stock as of February 28, 2010, except as noted, for (a) each stockholder known by us to own beneficially more than 5% of our common stock; (b) each of our Directors; (c) each executive officer named in the Summary Compensation Table; (d) and all of our current Directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

	Shares Beneficially Owned as of February 28, 2010(1)(2)
Beneficial Owner	Number of Shares	Percentage of Class
Scott K. Ginsburg(3) Moon Doggie Family Partnership	2,958,753	11.8%
Omar A. Choucair(4)	147,851	*
Pamela Maythenyi(5)	2,401	*
Neil H. Nguyen(6)	66,831	*
David M. Kantor(7)	29,500	*
Kevin C. Howe(8)	14,700	*
Anthony J. LeVecchio(9)	19,500	*
Lisa C. Gallagher	17,000	*
William Donner	7,079	*
William Blair & Company, L.L.C. 222 West Adam Street Chicago, IL 60606	2,467,934	9.9%
Next Century Growth Investors, L.L.C. 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	2,094,309	8.4%
All directors and executive officers as a group (9 persons)(10)	3,263,615	12.9%

*
Less than 1% of the Company's common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company's knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039.

(2)
The number of shares of common stock deemed beneficially owned as of February 28, 2009 was 24,933,019, which includes 253,338 shares of common stock from restricted grants. Restricted grants to each of the non-employee members of the Board of Directors are 667 that will vest on April 11, 2010, 1,334 that will vest one-half on May 14, 2010 and May 14, 2011 and 2,000 which will vest one-third on May 11, 2010, May 11, 2011 and May 11, 2012. Scott Ginsburg has 233,333 shares from a restricted grant which will vest one-half on August 1, 2010 and on August 1, 2011. The number of beneficially owned shares includes shares issuable pursuant to stock options and warrants that may be exercised within sixty days after February 28, 2010.

  (3)
  Includes 2,036,731 shares held of record by Scott K. Ginsburg, 233,333 shares of unvested restricted stock, 1,660 shares held as parent/guardian of minor and 592,865 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P. Includes options exercisable into 94,164 shares of common stock.

  (4)
  Includes options exercisable into 142,290 shares of common stock.

  (5)
  Includes options exercisable into 2,344 shares of common stock.

  (6)
  Includes options exercisable into 66,666 shares of common stock.

  (7)
  Includes options exercisable into 22,500 shares of common stock.

  (8)
  Includes options exercisable into 2,500 shares of common stock.

  (9)
  Includes options exercisable into 11,000 shares of common stock.

  (10)
  Includes options exercisable into 341,464 shares of common stock.

Equity Compensation Plan Information

        The following table provides certain aggregate information with respect to all of the Company's equity compensation plans in effect as of December 31, 2009.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Common stock options approved by security holders	1,049,110	$17.45	1,097,874
Common stock warrants approved by security holders	688,170	$11.68	0

Total	1,737,280	$15.16	1,097,874

Compensation Discussion and Analysis

Executive Officers	Principal Position
Scott K. Ginsburg	Chairman and Chief Executive Officer
Neil H. Nguyen	President and Chief Operating Officer
Omar A. Choucair	Chief Financial Officer

  Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives' interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The philosophy of the Compensation Committee is to evaluate both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Additionally, the Compensation Committee maintains flexibility, enabling management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation. To that end, the Compensation Committee believes executive compensation packages should include both cash and equity-based compensation that reward performance as measured against established goals.

  Setting Executive Compensation

        The Compensation Committee reviews our compensation plans which were developed in conjunction with Company management who utilized publicly available compensation data in the media services and technology industries. We believe that the practices of these groups of companies provide us with appropriate compensation benchmarks, because these groups of companies are in similar businesses and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from these groups of companies, as well as a subset of the data from those companies that have a similar number of employees as the Company.

        As the basis for its 2009 comparative review, the Compensation Committee determined the appropriate companies to include in the executive compensation peer group. The Compensation Committee believes that the Company's most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. The companies included in the industry group were Avid, LodgeNet, ValueClick, Akamai, Limelight, Omniture, Cinedigm, and National Cinemedia. With respect to the Company's executive officers, because information for each position being reviewed was not available for comparable positions at each company in the industry group, the companies included in the market competitive data used by the Committee in its review varied for each position.

        Based on management's analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to establish base salaries and total executive compensation (taking into consideration the executive's experience and abilities) that are competitive with those companies with a similar number of employees represented in the compensation data we review.

        We work within the framework of this pay-for-performance compensation philosophy to determine each component of an executive's initial compensation package based on numerous factors, including:

  •
  the individual's particular background, track record and circumstances, including training and prior relevant work experience;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

  •
  the demand for individuals with the individual's specific expertise and experience;

  •
  performance goals and other expectations for the position; and

  •
  uniqueness of industry skills.

Employment Agreements

        We have entered into employment agreements with each of our named executive officers, the key terms of which are described in the narrative following the Summary Compensation Table. We believe that having employment agreements with our executives is often beneficial to us because it provides retentive value and generally gives us a competitive advantage in the recruiting process over a company that does not offer an employment agreement. Our employment agreements set forth the terms and conditions of employment and establish the components of an executive's compensation, which generally include the following:

  •
  Base salary;

  •
  A target annual cash bonus with the actual amount determined based on whether performance criteria are met; and

  •
  Benefits, including participation in our retirement plans and health, life insurance and disability insurance plans.

        Our employment agreements also contain key provisions in the event of an executive's termination or resignation, setting forth the circumstances under which an executive may resign for "good reason" or that we may terminate the agreement "for cause," and formalizing restrictive covenants such as commitments not to join a competitor within a set time frame, not to solicit our employees to leave our Company, and to protect our confidential information, among others. The events that constitute a termination for "good reason" are negotiated in connection with the employment agreement and generally include such events as substantial changes in the executive's duties or reporting structure, relocation requirements, reductions in compensation and any breach by us of the agreement. There are change-in-control provisions in certain of our employment agreements.

Key Considerations in Determining Executive Compensation

        In general, the terms of our executive employment agreements are initially negotiated by our CEO and legal counsel. The agreements for our executives over whose compensation the Compensation Committee has authority are presented to the Compensation Committee for consideration. When appropriate, such as in the case of the agreements for Messrs. Ginsburg, Choucair, and Nguyen, the Compensation Committee takes an active role in the negotiation process. The Compensation Committee also establishes from time to time the general compensation principles set forth in our executive employment agreements.

        During the review and approval process for the employment agreements for executives under its purview, the Compensation Committee considers the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. In its analysis, the Compensation Committee considers the individual's credentials, and if applicable, performance at the Company, the compensation history of the executive, data on the compensation of individuals in comparable positions at our Company and the total projected value of the compensation package to the executive.

        The Compensation Committee does exercise the discretion to increase or decrease awards or payouts, except for base salary, which has an established minimum set forth in the respective employment agreements.

        The Compensation Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive.

  2009 Executive Compensation Components

        For the fiscal year ended December 31, 2009, the principal components of compensation that our named executive officers were eligible to receive were:

  •
  Base salary;

  •
  Performance-based incentive compensation (annual bonus);

  •
  Long-term equity incentive compensation;

  •
  Participation in the Company's 401(k) Plan; and

  •
  Perquisites and other personal benefits.

        The Company determines the total target compensation for its executive officers based, upon (i) publicly available compensation data within the industry group selected by the Compensation Committee, set forth above (ii) experience, and (iii) internal equity. The companies included within the Company's survey for 2009 comprise an industry group which change over time for various reasons, including the acquisition by the Company of certain of such companies, and other companies of similar size entering the segment of the technology, media and telecommunications industry in which the Company competes.

        Utilizing this industry data, together with information relating to the individual executive officer's credentials, performance and compensation history at the Company, and the compensation history of that executive officer and the other executive officers at the Company, the Compensation Committee establishes a target range of total compensation that it believes is appropriate for each executive officer. The Compensation Committee then seeks to establish each element of compensation in an amount that will optimally motivate the executive officer, but keeping within the target compensation range. The Compensation Committee does not utilize formulas in establishing the amounts for each element of pay, because the Committee believes that the appropriate mix among the various elements of compensation differs for the various executive officers based on various factors, including but not limited to their need for current income as opposed to long-term compensation. The Company believes that it is better able to achieve the appropriate mix among the various elements of compensation for each executive officer through negotiations directly with that officer, rather than by applying formulas. However, the Compensation Committee believes that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash bonus) and long-term equity incentive compensation. The amounts reflected in the Summary Compensation Table and their individual employment agreements reflect this process.

  Base Salary

        Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, track record, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time the respective employment agreements are negotiated. As with total executive compensation, we believe that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive's base salary is also evaluated together with components of the executive's other compensation to ensure that the executive's total compensation is consistent with our overall compensation philosophy.

        The base salaries were established in arms-length negotiations between the executive and the Company, taking into account their extensive experience, knowledge of the industry, track record, and achievements on behalf of the Company. Although the Company considered the same factors in establishing the base salaries of each of the executives, due to the different levels of satisfaction of such factors by each executive, the base salaries are, in certain cases, substantially different. Specifically, due to his extensive experience, responsibilities and significant market demand, the Company believes that it is appropriate that Mr. Ginsburg's base salary is substantially higher than the Company's other executives.

        Base salaries are adjusted annually in accordance with the terms of the executive's employment agreement.

        With respect to the Chairman and our other executive officers, the Compensation Committee believes that using the industry group provides comparative data on the companies that are most likely to compete directly with the Company for senior executive talent.

        Consistent with the Company's financial performance expectations, its size and complexity, and each executive's position relative to similarly situated executives in the industry group noted above, the Committee generally targets total direct compensation, which is composed of base salary, target annual cash bonus, and the estimated value of stock-based awards.

  Annual Bonus

        Our compensation program includes eligibility for an annual performance-based cash bonus. The amount of the cash bonus is generally consistent with the targeted bonus established in the executive's employment contract and may be adjusted on a discretionary basis, based on performance, in accordance with the employment contract. All executives are eligible for annual performance-based cash bonuses as set forth in their employment agreements and in accordance with Company policies. As provided in their employment agreements, our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer were eligible for annual performance-based cash bonuses for 2009 of up to $351,000, $296,250 and $140,000 respectively (which amounts are adjusted upward during the term of the Chief Executive Officer and President and Chief Operating Officer's agreements). In its discretion, the Compensation Committee and Board of Directors may, however, award a bonus payment above or below this target amount.

        In the Compensation Committee's view, the use of annual cash bonuses that are based on performance creates a direct link between executive compensation and individual and business performance.

        The Compensation Committee establishes specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. The Compensation Committee established bonuses pursuant to the target contractual bonuses detailed in the executive's employment agreement, which represent the amount the Company would expect to pay the executive each year for satisfactory performance. Thus, if the applicable financial and individual goals are achieved, receipt of at least the target bonus amount by each executive is likely. While these goals are used as a guide by the Compensation Committee in determining the bonuses to be paid to the executives, the Compensation Committee has the discretion in making its bonus determinations and it has done so in individual bonus determinations.

        In evaluating the Company's performance and each individual executive's 2009 performance, the Compensation Committee determined that the Company and its executives generally met or exceeded the financial and individual goals that were established for 2009.

        These metrics are used because they encourage executives to achieve superior operating results using appropriate levels of capital. In its assessment of whether the goals are met, the Committee may consider the nature of unusual expenses or contributors to financial results, and authorize adjustments in its sole discretion.

        The individual goals established for Mr. Ginsburg and the other named executives at the beginning of 2009 included strategic and leadership goals tailored to the individual's position, and focused on the Company's strategic initiatives. The following is a summary of the financial and individual goals for Mr. Ginsburg, all of which were completed during 2009:

  •
  Achieving revenue and margin improvements;

  •
  Realization of operating cost synergies resulting from prior acquisitions; and

  •
  Successful negotiation and closing of an increased credit facility used to replace short-term acquisition financing.

        The Committee established these goals with the objective that they would help to enhance stockholder value. The Compensation Committee did not establish specific quantitative targets for the financial goals described above. These accomplishments, in addition to the Company's financial performance as a whole, served as a basis for the Committee's determination of the bonus to approve for Mr. Ginsburg and the other executive officers.

        Mr. Ginsburg's Annual Bonus.    As discussed above, the Compensation Committee believes that Mr. Ginsburg's annual cash bonus should be clearly linked to the Company's financial performance and his individual performance to further the compensation philosophy regarding accountability. In determining and approving Mr. Ginsburg's bonus, the Committee evaluated the Company's financial performance against Mr. Ginsburg's individual performance covering his roles as both the Chairman of the Board and the Chief Executive Officer of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Ginsburg's bonus. As a result, in recognition of Mr. Ginsburg's and the Company's significant accomplishments in 2009, the Compensation Committee approved a 2009 bonus for him of $451,000 which included $351,000 for his contractual target bonus plus an additional $100,000 as a discretionary bonus.

        In considering the individual performance of Mr. Ginsburg, the Compensation Committee noted, among other things, Mr. Ginsburg's outstanding financial, strategic and leadership accomplishments. To strengthen the portfolio of businesses, Mr. Ginsburg oversaw the integration of the Vyvx and Enliven acquisitions. Mr. Ginsburg also pursued several initiatives to streamline and grow the Company's business, including the successful secondary common stock offering which generated approximately $53 million of cash proceeds to the Company. Based on these accomplishments the Compensation Committee approved the additional discretionary bonus of $100,000 because the Compensation Committee believed that Mr. Ginsburg's efforts would not be adequately rewarded with a bonus equal to his contractual target bonus.

        Annual Bonuses for Executives Other than the Chief Executive Officer.    The Compensation Committee established the 2009 cash bonuses for other executives in a similar manner as for Mr. Ginsburg. In establishing the 2009 bonuses, the Committee reviewed the Company's financial performance and the individual performance of each executive. In light of their and the Company's achievements, the Company's executives were awarded 2009 annual cash bonuses (set forth in the Summary Compensation Table).

        In determining and approving Mr. Choucair's bonus, the Committee evaluated the Company's financial performance against Mr. Choucair's individual performance covering his role as the Chief Financial Officer of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Choucair's bonus. Mr. Choucair was awarded a cash bonus of $190,000 which included $140,000 for his contractual target bonus plus an additional $50,000 as a discretionary bonus.

        The individual goals for Mr. Choucair, all of which were completed during 2009, were substantially the same as those goals indicated for Mr. Ginsburg. The individual accomplishments for Mr. Ginsburg and Mr. Choucair included both the completion of certain projects led by those officers (i.e., realization of cost synergies from the Vyvx Ads and Enliven transactions and the closing of the increased senior credit facility), as well as achievement by the Company of certain financial objectives under the supervision of those officers. The Company's financial objectives under the supervision of Mr. Ginsburg and Mr. Choucair included achieving revenue and margin improvements throughout the Company, achieving cost reductions through streamlined organizational structures and achieving operating cost synergies relating to the Vyvx Ads and Enliven transactions. The Compensation Committee did not establish any formula with respect to any of the foregoing financial objectives because the Compensation Committee believed that it would be in better position to evaluate the satisfaction of these financial objectives throughout the year, in light of the performance of the Company relative to the industry and the economy in general.

        In determining and approving Mr. Nguyen's bonus, the Committee evaluated the Company's financial performance against Mr. Nguyen's individual performance covering his role as the Executive Vice President of Sales and Operations of the Company, which focused on major business initiatives and objectives of the Company. The Committee also retained the discretion to consider other factors in setting Mr. Nguyen's bonus. Mr. Nguyen was awarded a cash bonus of $190,000 which included $140,000 for his contractual target bonus plus an additional $50,000 as a discretionary bonus.

        The individual goals for Mr. Nguyen, all of which were completed during 2009, were substantially the same as those goals indicated for Mr. Ginsburg. The individual accomplishments for Mr. Ginsburg and Mr. Nguyen included both the completion of certain projects led by those officers (i.e., realization of cost synergies from the Vyvx Ads and Enliven transactions and the closing of the increased senior credit facility), as well as achievement by the Company of certain financial objectives under the supervision of those officers. The Company's financial objectives under the supervision of Mr. Ginsburg and Mr. Nguyen included achieving revenue and margin improvements throughout the Company, achieving cost reductions through streamlined organizational structures and achieving operating cost synergies relating to the Vyvx Ads and Enliven transactions. The Compensation Committee did not establish any formula with respect to any of the foregoing financial objectives because the Compensation Committee believed that it would be in better position to evaluate the satisfaction of these financial objectives throughout the year, in light of the performance of the Company relative to the industry and the economy in general.

  Long-Term Equity Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executives in equity-based awards. Our 2006 Long-term Stock Incentive Plan (the "2006 Plan") allows us to grant stock options and other equity awards to employees. We currently make initial equity awards of stock options to new executive and certain non-executive employees in connection with their employment with the Company. Annual grants of options, if any, are approved by the Compensation Committee.

        All of the stock option grants to executive officers have been made with the exercise prices equal to the fair market value of our Common Stock on the dates of grant, and our officers are able to profit from their stock options only if the stock price appreciates from the value on the date the stock options were granted. In addition, from time to time, the Company grants shares of restricted stock to certain Company executives. The use of stock options and restricted stock units is intended to focus executives on the enhancement of shareholder value over the long-term, to encourage equity ownership in the Company and to retain key executive talent.

        Initial Equity Incentives.    Executives and certain non-executive employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the later of the grant date or the date the employee joins us, and they typically vest ratably over four years. The initial stock option awards are intended to provide the executive with incentive to build value in the organization over an extended period of time. The size of the initial stock option award is also reviewed in light of the executive's track record, base salary, other compensation and other factors to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Subsequent Equity Incentives.    We may make annual stock option awards as part of our overall annual review process. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We expect that the annual aggregate value of these awards would be set near the competitive median levels for companies represented in the compensation data we review. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of compensation is conducted when determining equity awards to ensure that total compensation conforms to our overall philosophy and objectives.

        Occasionally, the Compensation Committee approves a stock-based award made to an executive officer outside the annual compensation review process. The most common instances for such an award are in connection with the review of the executive compensation of an individual at the time of the individual's initial hiring or promotion to an executive position, in connection with the renewal of an employment agreement, or for other retention purposes. In those circumstances, the equity award generally would be made at the time approved by the Compensation Committee. On December 21, 2009, the Compensation Committee approved a grant of 125,000 stock options, in conjunction with Mr. Nguyen's amended and restated employment agreement, whereby he had agreed to continue to serve in a new role as President and Chief Operating Officer and entered into a new three-year employment agreement.

  Perquisites and Other Personal Benefits

        We provide named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

        We maintain benefits and perquisites that are offered to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan, including Company matching contributions.

  Termination Based Compensation

        Upon termination of employment, all executive officers are entitled to receive severance payments under their employment agreements. In determining whether to approve and as part of the process of setting the terms of such severance arrangements, the Compensation Committee recognizes that executives and officers often face challenges securing new employment following termination. Our Chief Executive Officer's employment agreement provides, if his employment is terminated (i) by the Company without cause, (ii) voluntarily for good reason, or (iii) voluntarily following a change in control, he is entitled to all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the second anniversary of the Date of Termination. Our President and Chief Operating Officer's employment agreement provides, if his employment is terminated (i) by the Company without cause, (ii) voluntarily for good reason, or (iii) voluntarily following a change in control, he is entitled to all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the first anniversary of the Date of Termination. Our Chief Financial Officer's employment agreement provides, if his employment is terminated (i) by the Company, without cause, (ii) voluntarily for good reason, or (iii) voluntarily following a change in control, he is entitled to all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the second anniversary of the Date of Termination. Following the end of the employment term, upon termination for any reason other than cause, our Chief Executive Officer and Chief

Financial Officer each are entitled to continuation of their salary in effect at that time for a period of six months.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, unless the compensation is "qualified performance based compensation." In its review and establishment of compensation programs and awards, the Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value. However, the Compensation Committee may, from time to time, make compensation awards that are non-deductible under Section 162(m) or other provisions of the Internal Revenue Code.

  Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under the 2006 Plan, in accordance with the requirements of SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R).

Compensation Committee Report

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in its Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE
Kevin C. Howe, Chairman Lisa C. Gallagher David M. Kantor

Compensation Table

        The following table shows the compensation for the three fiscal years ended December 31, 2009 earned by our Chairman and Chief Executive Officer, our Chief Financial Officer who is our Principal Financial and Accounting Officer, and others considered to be executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock-based Awards ($)(1)		All Other Compensation ($)		Total ($)
Scott K. Ginsburg	2009	457,270	451,000	—		30,802	(2)	939,072
Chairman and Chief Executive Officer	2008	405,577	538,750	5,922,000	(6)	34,001	(7)	6,600,328
	2007	375,000	262,500	—		361,965	(12)	999,465
Omar A. Choucair	2009	334,250	190,000	—		23,921	(3)	548,171
Chief Financial Officer	2008	265,769	300,500	2,023,275	(8)	26,705	(9)	2,616,249
	2007	255,769	120,000	—		23,843	(13)	399,612
Neil H. Nguyen	2009	350,570	190,000	1,990,450	(4)	29,766	(5)	2,560,786
President and Chief Operating Officer	2008	233,846	250,000	1,618,620	(10)	106,515	(11)	2,208,981
	2007	220,000	100,000	—		101,105	(14)	421,105

(1)
See Note 14 to our Consolidated Financial Statements included in this Annual Report on Form 10-K for details as to the assumptions used to determine the fair value of stock awards. Amounts shown are based on the fair value of the entire award on the grant date, regardless of vesting requirements.

(2)
Consists of $11,539 paid for automobile allowance, $2,501 in matching contributions to the Company's 401(K) plan and $16,762 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(3)
Consists of $5,769 paid for automobile allowance, $1,390 in matching contributions to the Company's 401(K) plan, and $16,762 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(4)
Consists of a grant of 125,000 stock options on December 21, 2009 with a fair value of $1,990,450 calculated in accordance with FASB ASC Topic 718.

(5)
Consists of $5,769 paid for automobile allowance, $1,316 in matching contributions to the Company's 401(K) plan, $5,919 for sales commissions, and $16,762 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(6)
Consists of 350,000 shares of restricted stock granted on October 9, 2008 with a fair value on that date of $5,922,000 calculated in accordance with FASB ASC Topic 718.

(7)
Consists of $11,539 paid for automobile allowance, $4,502 in matching contributions to the Company's 401(K) plan and $17,960 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(8)
Consists of 250,000 stock options granted on December 23, 2008 with a fair value on that date of $2,023,275 calculated in accordance with FASB ASC Topic 718.

(9)
Consists of $6,000 paid for automobile allowance, $2,744 in matching contributions to the Company's 401(K) plan, and $17,961 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(10)
Consists of 200,000 stock options granted on December 23, 2008 with a fair value on that date of $1,618,620 calculated in accordance with FASB ASC Topic 718.

(11)
Consists of $5,769 paid for automobile allowance, $3,205 in matching contributions to the Company's 401(K) plan, $79,580 for sales commissions, and $17,961 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(12)
Consists of $12,000 paid for automobile allowance, $331,958 which represents the amount paid in 2007 for Mr. Ginsburg's personal guarantee of a portion of the Company's debt, $2,679 in matching contributions to the Company's 401(K) plan and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(13)
Consists of $6,000 paid for automobile allowance, $2,515 in matching contributions to the Company's 401(K) plan, and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(14)
Consists of $6,000 paid for automobile allowance, $2,305 in matching contributions to the Company's 401(K) plan, $77,472 for sales commissions, and $15,328 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

Grants of Plan-Based Awards

        During the fiscal year ended December 31, 2009, the following individuals named in the Summary Compensation Table received stock option awards:

	Grant Date	Restricted Stock Awards	Option Awards	Exercise Price	Fair Value of Award at Grant Date
Neil Nguyen	12/21/2009	—	125,000	$27.27	$1,990,450

Discussion of Summary Compensation Table and Grants of Plan-Based Awards

        The terms of our executive officers' compensation are derived from our employment agreement with them and the annual performance review by our Compensation Committee or the entire Board. The terms of Mr. Ginsburg's employment agreement with us were the result of negotiations between us and Mr. Ginsburg and were approved by our Board of Directors. The terms of Mr. Choucair's and Mr. Nguyen's employment agreements with us were the result of negotiations between our Chief Executive Officer and Board of Directors and the applicable executive.

Employment Agreement with Scott K. Ginsburg

        On October 3, 2008, the Company entered into an Employment Agreement with our Chief Executive Officer, Scott K. Ginsburg. Pursuant to the Employment Agreement between Mr. Ginsburg and the Company (the "CEO Agreement"), the Company agreed to employ Mr. Ginsburg as its Chief Executive Officer from August 1, 2008 (the "Effective Date") through July 31, 2011. Under the CEO Agreement, Mr. Ginsburg is entitled to an annualized base salary of $450,000 for the twelve month period ending July 31, 2009, which amount is scheduled to increase to $468,000 for the twelve month period ending July 31, 2010 and to $486,720 for the twelve month period ending July 31, 2011. In addition, Mr. Ginsburg is eligible for an annual bonus of up to 75% of the then-applicable annual salary, with the criteria upon which any bonus would be awarded to be determined in the sole discretion of the Compensation Committee. Pursuant to the CEO Agreement, Mr. Ginsburg received a restricted stock grant of 350,000 shares of Company Common Stock, with the forfeiture provisions applicable to such shares terminating in equal annual installments on the first three anniversaries of the Effective Date. The Company retained the right to increase the base compensation and bonus, and grant additional equity incentive awards, as it deems appropriate. Mr. Ginsburg is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $1,000 per month for the term of the Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Ginsburg and his spouse and dependent family members under the Company's health plan.

        The CEO Agreement also includes provisions respecting severance, non-solicitation, non-competition and confidentiality obligations. Pursuant to the CEO Agreement, if Mr. Ginsburg terminates his employment for Good Reason (as described below) or following a change of control, or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below) or death, he shall be entitled to the greater of all remaining salary to the end of the employment term, or salary from the date of termination through the second anniversary of the date of termination, at the rate of salary in effect on the date of termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), he shall not be entitled to further compensation. Following the end of the employment term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to Mr. Ginsburg his salary as then in effect for a period of six months in a lump sum payment. Under the CEO Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the CEO Agreement by the Company. Under the CEO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Ginsburg to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CEO Agreement by Mr. Ginsburg.

        The above summary of the CEO Agreement is qualified in its entirety by reference to the full text of the CEO Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on October 3, 2008.

Employment Agreement with Omar A. Choucair

        Effective as of December 31, 2008, the Company entered into an Amended and Restated Employment Agreement with our Chief Financial Officer, Omar A. Choucair. Pursuant to the Amended and Restated Employment Agreement between Mr. Choucair and the Company (the "CFO Agreement"), the Company agreed to employ Mr. Choucair as its Chief Financial Officer from the effective date of the CFO Agreement through December 31, 2011. Under the CFO Agreement, Mr. Choucair is entitled to an annualized base salary of $335,000 for the year ending December 31, 2009 (increasing to $345,000 for the year ending December 31, 2010 and $355,000 for the year ending December 31, 2011). Mr. Choucair is eligible for an annual bonus of up to $140,000 during the term of the CFO Agreement, with the criteria upon which any bonus would be awarded to be determined in the sole discretion of the Compensation Committee. Pursuant to the CFO Agreement, Mr. Choucair received a grant of 250,000 stock options, which options vest in equal annual installments on the first four anniversaries of the effective date of the grant. The Company retained the right to increase the base compensation and bonus, and grant additional equity incentive awards, as it deems appropriate. Mr. Choucair is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the CFO Agreement. Finally, during the term of the CFO Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Choucair and his spouse and dependent family members under the Company's health plan.

        The CFO Agreement also includes provisions respecting severance, non-solicitation, non-competition and confidentiality obligations. Pursuant to the CFO Agreement, if Mr. Choucair terminates his employment for Good Reason (as described below) or following a change of control, or, is terminated prior to the end of the employment term by the Company other than for Cause (as described below) or death, he shall be entitled to the greater of all remaining salary to the end of the employment term, or salary from the date of termination through the second anniversary of the date of termination, at the rate of salary in effect on the date of termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), or at the end of the employment term, he shall not be entitled to further compensation. Following the end of the employment term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to Mr. Choucair his salary as then in effect for a period of six months in a lump sum payment. Under the CFO Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the CFO Agreement by the Company. Under the CFO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Choucair to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CFO Agreement by Mr. Choucair.

        The above summary of the CFO Agreement is qualified in its entirety by reference to the full text of the CFO Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on January 8, 2009.

Employment Agreement with Neil H. Nguyen

        On January 11, 2010, the Company entered into an Amended and Restated Employment Agreement with Neil H. Nguyen. Pursuant to the Amended and Restated Employment Agreement between Mr. Nguyen and the Company (the "COO Agreement"), the Company agreed to employ Mr. Nguyen as its President and Chief Operating Officer from the date of the Agreement through December 31, 2012. Under the COO Agreement, Mr. Nguyen is entitled to an annualized base salary of $395,000 for the year ending December 31, 2010 (increasing to $415,000 for the year ending December 31, 2011 and $430,000 for the year ending December 31, 2012). Mr. Nguyen is eligible for an annual bonus of up to 75% of the then-applicable base salary during the term of the COO Agreement, with the criteria upon which any bonus would be awarded to be determined in the sole discretion of the Compensation Committee. Pursuant to the COO Agreement, Mr. Nguyen received stock option covering 125,000 shares of Company Common Stock, which options vest in equal annual installments on the first four anniversaries of the effective date of the grant. The Company retained the right to increase the base compensation and bonus, and grant additional equity incentive awards, as it deems appropriate. Mr. Nguyen is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the COO Agreement. Finally, during the term of the COO Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Nguyen under the Company's health plan.

        The COO Agreement also includes provisions respecting severance and confidentiality obligations. Pursuant to the COO Agreement, if Mr. Nguyen terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the employment term by the Company other than for Cause (as described below), he shall be entitled to the greater of (i) all remaining salary to the end of the employment term or (ii) one year of salary. If he is terminated by the Company for Just Cause (as described below), or at the end of the employment term, he shall not be entitled to further compensation. Under the COO Agreement, Good Reason includes the assignment of duties inconsistent with his title or a material reduction in his authority, duties or responsibility, a reduction in title below "Executive Vice President," the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the COO Agreement by the Company. Under the COO Agreement, Just Cause includes commission of an act of fraud, theft or embezzlement or conviction of a felony or other crime involving moral turpitude, failure or refusal to follow the lawful directives of the Board, habitual neglect of or failure to perform his material duties to the Company or any material breach of the COO Agreement by Mr. Nguyen.

        The above summary of the COO Agreement is qualified in its entirety by reference to the full text of the COO Agreement, a copy of which was filed as an exhibit to our current Report on Form 8-K filed by the Company on January 14, 2010.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2009, the last day of our fiscal year, to each of the individuals named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Awards That Have Not Vested (#)		Market Value of Shares of Stock Awards that Have Not Vested ($)
Scott K. Ginsburg	2,500	—	12.90	February 20, 2012	—		—
	85,414	14,586	5.88	July 12, 2013
	—	—	—	—	233,333	(2)	$6,517,000	(3)
Omar A. Choucair	25,000	—	12.90	February 20, 2012	—		—
	2,500	—	26.00	May 16, 2013	—		—
	34,166	5,834	5.88	July 12, 2013	—		—
	62,500	187,500	14.14	December 23, 2018	—		—
Neil H. Nguyen	1,667	5,834	5.88	July 12, 2013	—		—
	50,000	150,000	14.14	December 23, 2018	—		—
	—	125,000	27.77	December 21, 2019	—		—

(1)
Options will vest 25% on the first anniversary of the date of grant, and the remainder vests ratably over each of the 36 months thereafter.

(2)
Mr. Ginsburg's restricted stock vests over the following periods: (i) 116,667 shares on August 1, 2010, and (ii) 116,666 shares on August 1, 2011.

(3)
Based on the trading price of our stock on December 31, 2009 of $27.93.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott K. Ginsburg	43,330	$210,584	116,667	$2,448,840
Omar A. Choucair	17,332	$84,234	—	—
Neil H. Nguyen	35,499	$746,843	—	—

Pension Benefits

        We do not have any qualified or non-qualified defined benefit plans.

Potential Payments upon Termination or Change of Control

        Generally, regardless of the manner in which a named executive officer's employment terminates, such officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

  •
  the portion of the executive's base salary that has accrued prior to any termination and not yet been paid;

  •
  unused vacation pay; and

  •
  distribution from the Company's 401(k) plan (assuming the executive participated in the plan)

In addition, we are required to make the additional payments and/or provide additional benefits to the individuals named in the Summary Compensation Table in the event of a termination of employment or a change of control, as set forth below.

2006 Long-Term Stock Incentive Plan

        The 2006 Plan replaced the Company's 1992 Stock Option Plan. In addition, because the Director Plan has expired, the 2006 Plan was prepared in a manner to enable stock awards to be granted to members of our Board of Directors. When the 2006 Plan was approved by our stockholders, the 1992 Plan terminated and the shares identified above as remaining for future grants under the 1992 Plan ceased to be available for grants under the 1992 Plan. The number of shares subject to the 2006 Plan is 2,200,000 shares.

Termination or Change-in-Control Payments

        Set forth below is a discussion of the payments and benefits payable to our executive officers upon their respective terminations under various circumstances. The multiples of compensation that are payable under these circumstances were determined by the Compensation Committee to be appropriate and consistent with arrangements for executives in similar positions in the industry group. The potential payments and benefits under these arrangements were considered by the Compensation Committee in connection with the other elements of compensation in order to achieve a package of benefits that is appropriate for each executive officer.

  Scott K. Ginsburg, Chairman and Chief Executive Officer

        Pursuant to terms of the 1992 Plan, under which Mr. Ginsburg's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Ginsburg which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Ginsburg's employment is terminated by us or by Mr. Ginsburg for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of up to three months from the date of termination. If Mr. Ginsburg's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Ginsburg's termination, any unvested portion of his stock options will be immediately cancelled and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of six months from the date of termination.

        Pursuant to the terms of Mr. Ginsburg's Restricted Stock Agreement dated October 9, 2008, he was granted 350,000 shares of restricted stock, one third of which vested on August 1, 2009, and each of the remaining two-thirds vests on August 1, 2010 and 2011. In the event of a change in control, any remaining forfeiture provisions shall terminate.

        The following table summarizes the potential payments to Mr. Ginsburg assuming his employment with us was terminated or a change of control occurred on December 31, 2009, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Ginsburg for Good Reason
Base Salary(1)	$936,000	$—	$936,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(2)	7,293	—	—
	$160,811	$—	$—
Acceleration of Vesting of Restricted Stock:
Number of Shares and Value(3)	233,333	—	—
	$6,517,000	$—	$—

Total	$7,613,811	$—	$936,000

(1)
Base salary would only be paid upon a termination of employment (including a voluntary termination of employment) following a change of control.

(2)
Value upon change of control is calculated using a value of our common stock of $27.93 per share, the closing price of our common stock on December 31, 2009, the last trading day in the fiscal year, less the exercise price of the option of $5.88 per share.

(3)
Value upon change of control is calculated using a value of our common stock of $27.93 per share, the closing price of our common stock on December 31, 2009.

  Omar A. Choucair, Chief Financial Officer

        Pursuant to terms of the 1992 Plan and 2006 Plan, under which Mr. Choucair's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Choucair which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Choucair's employment is terminated by us or by Mr. Choucair for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of up to three months from the date of termination. If Mr. Choucair's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Choucair's termination, any unvested portion of his stock options will be immediately cancelled and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Choucair assuming his employment with us was terminated or a change of control occurred on December 31, 2009, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Choucair for Good Reason
Base Salary(1)	$700,000	$—	$700,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(2)	96,667	—	—
	$1,357,132	$—	$—

Total	$2,057,132	$—	$700,000

(1)
Base salary would only be paid upon a termination of employment (including a voluntary termination of employment) following a change of control.

(2)
Value upon change of control is calculated using a value of our common stock of $27.93 per share, the closing price of our common stock on December 31, 2009, the last trading day in the fiscal year, less the exercise price of the options

  Neil H. Nguyen, President and Chief Operating Officer

        Pursuant to terms of the 1992 Plan and 2006 Plan, under which Mr. Nguyen's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Nguyen which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Nguyen's employment is terminated by us or by him for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of up to three months from the date of termination. If his employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Nguyen's termination, any unvested portion of his stock options will be immediately cancelled and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Nguyen assuming his employment with us was terminated or a change of control occurred on December 31, 2009, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability	Termination by us without Cause or by Mr. Nguyen for Good Reason
Base Salary(1)	$1,240,000	$—	$1,240,000
Bonus	$—	$—	$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(2)	142,084	—	—
	$1,144,856	$—	$—

Total	$2,384,856	$—	$1,240,000

(1)
Base salary would only be paid upon a termination of employment (including a voluntary termination of employment) following a change of control.

(2)
Value upon change of control is calculated using a value of our common stock of $27.93 per share, the closing price of our common stock on December 31, 2009, the last trading day in the fiscal year, less the exercise price of the options.

Director Compensation

  Director Compensation Table

        The following table sets forth a summary of the compensation paid to certain of our Directors pursuant to the Company's compensation policies for the fiscal year ended December 31, 2009, other than Scott K. Ginsburg, our Chairman and Chief Executive Officer, and Omar A. Choucair, our Chief Financial Officer and Director.

Name	Fees Earned ($)	Stock-based Compensation(1)	Total ($)
William Donner	$28,500	38,140	66,640
Lisa Gallagher	19,500	38,140	57,640
Kevin C. Howe	28,500	38,140	66,640
David M. Kantor	19,500	38,140	57,640
Anthony J. LeVecchio	41,500	38,140	79,640

(1)
Represents the fair value of 2,000 shares of restricted stock granted to each non-employee director on May 11, 2009, which will vest of a three year period.

  Director Compensation Policy

        Messrs. Ginsburg and Choucair, our Chairman and Chief Executive Officer, and Chief Financial Officer and Director, respectively, are not paid any fees or other compensation for services as a member of our Board of Directors or of any committee of our Board of Directors.

        The non-employee members of our Board of Directors receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of our Board of Directors and the committees thereof. The Company pays its directors an annual cash retainer of $12,000 plus $1,500 per Board of Directors meeting attended, plus $1,500 per meeting of each committee or special assignments of the Board of Directors. Mr. LeVecchio is paid an additional $13,000 annual cash retainer as Chairman of the Audit Committee.

        Members of our Board of Directors are also eligible to receive grants of equity awards both upon joining the Board of Directors and on an annual basis in line with recommendations by the Compensation Committee. Grants of restricted stock in each of 2009, 2008 and 2007 were granted to our non-employee directors under our 2006 Plan, and vest ratably over three years.

Employee Benefit Plans

        We sponsor a 401(k) plan covering employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match a percentage of employee contributions, on a discretionary basis, as determined by our Board of Directors. The Company suspended matching contributions in April 2009. Prior to its suspension, we matched 25% of the amount contributed by employees, up to a maximum of employee contributions of 6%. We may make other discretionary contributions to the 401(k) plan pursuant to a determination by our Board of Directors, although, to date, no such other discretionary contributions have been made.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Howe (Chairman) and Kantor, and Ms. Gallagher. There were no other members of the committee during 2009. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq

Marketplace Rules. None of these individuals were at any time during 2009, or at any other time, an officer or employee of the Company.

        No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

        Our Audit Committee reviews and approves in advance all related party transactions in accordance with its written charter in order to determine whether or not the proposed transaction is fair to and in the best interests of the Company. None of the Company's directors or executive officers (1) has entered into any transaction or series of similar transactions with the Company except as described below, (2) has any relationship, or has had any relationship with the Company except as described below, or (3) has outstanding indebtedness to the Company, which (in any case) requires disclosure under Item 404 of the SEC's Regulation S-K.

        Prior to its execution and delivery, the Board of Directors and the Audit Committee reviewed the Media DVX transaction in detail and determined it was in the best interest of the Company to move forward with the acquisition of the Media DVX assets.

        However, the Company did not have the borrowing capacity to fully finance the $10 million purchase price through the Company's existing credit facility in April 2005. Accordingly, the Board of Directors, Audit Committee and the Media DVX selling shareholder negotiated a $6.5 million promissory note as part of the purchase price. The Media DVX selling shareholder demanded a personal guarantee from Mr. Ginsburg as security on the three-year $6.5 million promissory note.

        Consistent with its written charter, the Audit Committee and the Board of Directors approved and ratified the asset purchase agreement, the promissory note and the personal guarantor agreement in connection with the purchase of the Media DVX assets. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company completed its valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. The Audit Committee and the Board of Directors each determined that the compensation payable to Mr. Ginsburg was fair to and in the best interests of the Company and its stockholders.

        In connection with the Company's acquisition of Media DVX, the $6.5 million promissory note was issued to the seller of Media DVX and was payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. For the years ended December 31, 2006 and 2005 respectively, the Company has recognized additional interest expense of $0.3 million and $0.1 million associated with the guarantee. Amounts paid to Mr. Ginsburg associated with this guarantee were $0.3 million and $0.2 million, for the years ended December 31, 2007 and 2006, respectively.

Director Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher is independent from our management, as an "independent director" as defined under the Nasdaq

Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

AUDIT COMMITTEE REPORT

        The Audit Committee acts under the Amended and Restated Charter of the Audit Committee of the Board of Directors (the "Audit Committee"), which was adopted by the Board of Directors on September 24, 2004. Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee submits the following report:

        The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined under the Nasdaq Marketplace Rules.

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee had several meetings with management to review and discuss the December 31, 2009 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards. The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

        The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor's independence.

Respectfully submitted,
THE AUDIT COMMITTEE (for the year ended December 31, 2009)
Anthony J. LeVecchio Kevin C. Howe William Donner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of the fees billed to the Company by the principal accountant for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008:

	Years Ended December 31,
	2009	2008
Audit Fees	$1,538,561	$1,494,471
Audit Related Fees	—	166,499
Tax Fees	—	—
All Other Fees	1,995	1,995

Total	$1,540,556	$1,662,965

  Audit Fees

        These are fees for professional services for the audit of the Company's annual financial statements, and for the review of the financial statements included in the Company's filings on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, including fees relating to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and audits of acquired entities.

  Audit-Related Fees

        We paid Ernst & Young $166,499 in 2008 for due diligence services related to 2008 acquisitions.

  Attendance of Auditors at Annual Meeting

        Representatives of Ernst & Young will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Consistent with the policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has the responsibility, pursuant to its written charter, for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee's policy is to approve all audit and non-audit services provided by our independent registered public accounting firm prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit Committee has delegated authority to the committee chair to pre-approve between committee meetings those services that have not already been pre-approved by the committee. The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting.

 STOCKHOLDERS' PROPOSALS

        Proposals of stockholders intended to be presented at the 2011 annual meeting of stockholders must be received by the Company at its offices at 750 W. John Carpenter Freeway, Suite 700, Irving, Texas, 75039, not later than December 5, 2010 and satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy statement for that meeting. If a stockholder intends to submit a proposal from the floor of the Company's 2011 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must provide written notice to the Company no later than February 15, 2011. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2011 annual meeting.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the EDGAR filings obtained through the SEC's website http://www.sec.gov.

MISCELLANEOUS

        The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

By Order of the Board of Directors,

Omar A. Choucair Secretary
April 15, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DG FASTCHANNEL, INC. M23983-P94790 DG FASTCHANNEL, INC. 750 W. JOHN CARPENTER FWY STE 700 IRVING, TX 75039 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except 0 0 0 Vote On Directors 01) Scott K. Ginsburg 02) Neil H. Nguyen 1. To elect two Directors to serve three-year terms expiring in 2013 or, until his or her successor has been duly elected and qualified. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by DG FastChannel, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DG FastChannel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

DG FASTCHANNEL, INC. 750 W. John Carpenters Frwy., Suite 700 Irving, Texas 75039 This Proxy is solicited on behalf of the DG FastChannel, Inc. Board of Directors for the Annual Meeting on May 27, 2010 The undersigned hereby appoints Scott K. Ginsburg and/or Omar A. Choucair, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the undersigned in DG FastChannel, Inc. at the Annual meeting of stockholders to be held at the Wingate Inn, 850 W. Walnut Hill Lane, Irving, Texas 75038, at 10:00 a.m., central time, on May 27, 2010, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. If no directions are given, the proxies will vote for the nominees listed for director on the other side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are authorized, at their discretion, to vote the matter. Please sign on the other side of the card and return it promptly using the enclosed reply envelope. (Continued and to be dated and signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M23984-P94790

M23985-P94790 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. DG FASTCHANNEL, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 27, 2010. DG FASTCHANNEL, INC. 750 W. JOHN CARPENTER FWY STE 700 IRVING, TX 75039 Meeting Information Meeting Type: Annual For holders as of: April 1, 2010 Date: May 27, 2010 Time: 10:00 a.m. CDT Location: Wingate Inn 850 W. Walnut Hill Lane Irving, TX 75038 See the reverse side of this notice to obtain proxy materials and voting instructions.

M23986-P94790 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. 1234 5678 9012 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 13, 2010 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. 1234 5678 9012 Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT FORM 10-K Proxy Materials Available to VIEW or RECEIVE: 1234 5678 9012

Voting Items M23987-P94790 01) Scott K. Ginsburg 02) Neil H. Nguyen 1. To elect two Directors to serve three-year terms expiring in 2013 or, until his or her successor has been duly elected and qualified. Nominees: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

QuickLinks

DG FASTCHANNEL, INC. 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039 972-581-2000
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held May 27, 2010
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL ONE: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.
AUDIT COMMITTEE REPORT
STOCKHOLDERS' PROPOSALS
AVAILABLE INFORMATION
MISCELLANEOUS